Exhibit 16.1

                          TSCHOPP, WHITCOMB & ORR, P.A.
                     2600 Maitland Center Parkway, Suite 330
                             Maitland, Florida 32751
                    Phone: (407) 875-2760 Fax: (407) 875-2762


August 12, 2004

Mr. Samuel Shneibalg
Chief Executive Officer
Safetek International, Inc.
5509 11th Avenue
Brooklyn, New York 11219

Dear Mr. Shneibalg:

This is to confirm that the client-auditor relationship between Safetek International, Inc. (Commission File Number 33-22175) and Tschopp, Whitcomb & Orr, P.A. has ceased.

Sincerely,

/s/ Tschopp, Whitcomb & Orr, P.A.
--------------------------------
Tschopp, Whitcomb & Orr, P.A.

cc: Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, NW
Washington, D.C. 20549